EXHIBIT 10.1

September 10, 2014

Mr. Eric Fullerton
[address of Mr. Eric Fullerton]

Dear Eric:

On behalf of the Board of Directors (the “Board”) of Vicon Industries, Inc., a corporation organized under the laws of the State of New York (the “Company”), we are pleased to offer you the position of Chief Executive Officer (“CEO”) of the Company in accordance with the terms and conditions set forth in this offer letter. Your employment with the Company will commence on September 10, 2014, or such later date as mutually agreed to by us (the “Employment Effective Date”).

This offer is expressly conditioned upon satisfaction of the following conditions: (1) completion of background, education and reference checks, (2) delivery of evidence of your release from any non-competition, or similar restrictions of which you have made the Company aware in writing, (3) delivery of evidence of the termination of your current employment, (4) satisfactory completion of the Company’s Director Questionnaire, and (5) your execution of the Company’s “Invention Assignment and Confidentiality Agreement” (the “Confidentiality Agreement”). If the foregoing conditions are not completed to the satisfaction of the Company in its sole discretion, this offer letter will have no effect, will not be binding on the Company, and neither you nor the Company will have rights or obligations hereunder.

As the CEO of the Company, you will report directly to the Board. Your duties and responsibilities will be those customarily performed by a CEO, plus any additional duties or responsibilities as may be assigned by the Board. You are expected to perform your duties and responsibilities diligently, applying the highest degree of professionalism and integrity to every aspect of these duties and responsibilities.

This is an offer for a full-time position based principally at the Company’s offices located in Edgewood, New York. However, you may be required to travel to our other offices or to other locations for business-related purposes.

Concurrent with your appointment as CEO, you will be appointed as a member of the Board, and will serve as a director until the next annual shareholder’s meeting, where you will stand for reelection for a three year term. In that capacity, you will be closely involved with the Board in setting the Company’s overall strategic direction.

Base Compensation:

Your initial base salary will be $300,000 per annum, paid in bi-weekly installments of $11,538.46, less standard payroll deductions and tax withholdings. In addition to your base compensation, you will also receive automobile lease payments in an amount not to exceed $500 per month.

You will be eligible to participate in the Company’s standard employee health and welfare plans pursuant to the terms and conditions of the plans and applicable policies, as they may be modified or terminated from time to time in the Company’s discretion. As an officer and director of the Company, you will also participate in the Company’s Directors and Officers liability coverage plan. You will initially be entitled to three weeks of paid vacation per year unless entitled to more under the Company’s vacation policy.

Your legitimate and documented business expenses incurred on behalf of the Company will be reimbursed by the Company in accordance with the Company’s standard reimbursement policies.

Discretionary Bonus:

The Company currently has a fiscal year ending September 30th. During your first full fiscal year of employment (e.g., the fiscal year ending September 30, 2015), you will be eligible to receive a discretionary bonus. The amount of any such bonus will be determined by the Board based on the achievement of performance goals and objectives to be established by the Board and communicated to you.

Equity:

Subject to customary regulatory approval, you will be eligible to receive up to 600,000 shares of the Company’s common stock as an inducement to join the Company pursuant to a separate agreement to be entered into by you and the Company. The shares will be issued in four equal installments of 150,000 shares on each of the first four anniversaries of the Employment Effective Date, provided you are then employed by the Company.

Notwithstanding the foregoing, during the first 90 days of your employment, you will be expected to submit a restructuring plan for Fiscal Year 2015 to the Board. Upon acceptance of that plan by the Board, 50,000 shares of the 150,000 shares designated to be issued to you on the first anniversary of the Employment Effective Date will instead be issued promptly following such acceptance, provided you are then employed by the Company. The remaining 100,000 shares with respect to the first year of your employment will be issued on the first anniversary of the Employment Effective Date provided you are then employed by the Company.

Relocation and Housing:

In connection with your transition to the Company’s headquarters in New York, Vicon will reimburse your out-of-pocket costs for temporary housing in an amount not to exceed $3,500 per month for up to the first 12 months of your employment. It is expected that you will relocate to the Company’s headquarters within the first 12 months of employment.

The Company will also reimburse you for the reasonable and documented expenses associated with the relocation of your household goods from Oregon to New York.

Severance:

During your first year of employment, should your employment be terminated for any reason other than “cause,” you will be entitled to one (1) year of severance (base pay only) paid as a continuation of salary.

After your first year of employment, should your employment be terminated for any reason other than “cause,” and assuming that you have completed your relocation to the Company’s headquarters in New York at that time, you will be entitled to one (1) year of severance (base salary only) paid as a continuation of salary and measured from the date of termination. Any severance will cease immediately upon commencement of your employment with another company. For purposes of this offer letter, “cause” shall have its usual and customary meaning and shall specifically include a failure to comply with directives of the Board.

Compliance with Company Policies:

As a condition of continued employment, you acknowledge that you are required to abide by the Company’s policies and procedures, as such may be modified from time to time in the Company’s sole discretion.

Protection of Third Party Rights:

In your work for the Company, you are expected not to make any unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party; and not to violate any lawful agreement that you may have with any third party. In executing this offer letter, you represent that you are able to perform your job duties within these requirements, and that you are not in unauthorized possession or control of any confidential documents, information, or other property of any third party (including any former employer). In addition, you represent that you have disclosed to the Company in writing any agreement (including any amendments or addenda thereto) you may have with any third party (including any former employer) which may limit or restrict your ability to perform your duties to the Company hereunder or which could present a conflict of interest with the Company, including, but not limited to, disclosure of any contractual restrictions or limitations on competitive activities or solicitations.

Non-Competition:

During your employment by the Company, you will not, without the express written consent of the Board, directly or indirectly serve as an officer, employee, director, shareholder, member, partner, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company. Without limiting the foregoing, you will be subject to certain restrictions (including restrictions continuing after your employment ends) relating to competition and non-solicitation under the terms of the Confidentiality Agreement.

Arbitration:

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company both agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, or interpretation of this offer letter, your employment with the Company, or the termination of your employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. The arbitration will be held in New York, New York, or such other location as then-agreed by the parties. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes.

Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

Miscellaneous:

This offer letter forms the complete and exclusive statement of your agreement with the Company regarding the subject matter hereof. It supersedes and replaces any and all other agreements, promises or representations made to you by anyone concerning your employment terms. This offer letter may not be amended or modified except by a written modification signed by you and a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion. This offer letter is governed by the laws of the state of New York, without reference to conflicts of law principles. This offer letter may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

Your employment relationship with the Company is employment “at-will.” Accordingly, you may terminate your employment with the Company at any time and for any reason; and the Company may terminate your employment at any time with or without cause or prior notice.

To confirm your terms of employment, please sign and date this offer letter and return at your earliest convenience. Please let me know if you have any questions.

* * * * *

Eric, we look forward to working with you to build upon past successes and enhance the proud history of the Company.

Sincerely,

/s/ Julian A. Tiedemann
Julian A. Tiedemann
Vicon Board of Directors

Terms Agreed and Accepted:

/s/ Eric Fullerton
Eric Fullerton

Date: September 10, 2014